As filed with the Securities and Exchange Commission on May 26, 2005
Registration No. 333-123835

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Sierra Pacific Resources
(Exact name of registrant as specified in its charter)

Nevada	88-0198358
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0024 (89511)
(775) 834-3600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ernest E. East, Esq.
Corporate Senior Vice President, General Counsel and Secretary
Sierra Pacific Resources
P.O. Box 30150 (6100 Neil Road)
Reno, Nevada 89520-3150 (89511)
(702) 367-5690
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to:
William C. Rogers, Esq.
Choate, Hall & Stewart LLP
53 State Street
Boston, Massachusetts 02109
(617) 248-5000
     Approximate date of commencement of proposed sale of the securities to the public: From Time To Time After The Effective Date Of This Registration Statement As Determined By Market Conditions And Other Factors.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the same offering.    ☐
     If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Prospectus Dated May 26, 2005
PROSPECTUS
SIERRA PACIFIC RESOURCES
By this prospectus, we may offer from time to time up to $275,000,000 of:
DEBT SECURITIES
OF
SIERRA PACIFIC RESOURCES
       Sierra Pacific Resources is a Nevada corporation.
      When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities.
      YOU SHOULD READ THIS PROSPECTUS AND THE PROSPECTUS SUPPLEMENT RELATING TO THE SPECIFIC ISSUE OF SECURITIES CAREFULLY BEFORE YOU INVEST.
      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     , 2005.

i

WHERE YOU CAN FIND MORE INFORMATION
      We are subject to the informational requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and file reports and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room, Room 1024 at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the public reference rooms and their copy charges may be obtained from the Securities and Exchange Commission by calling 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including us, that have been filed electronically with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are also available on our website at www.sierrapacificresources.com. The contents of our website are not incorporated into this prospectus.
      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission covering the debt securities. This prospectus is part of that registration statement. As allowed by the Securities and Exchange Commission’s rules, this prospectus does not contain all of the information you can find in the registration statement and the exhibits to the registration statement. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents.
INCORPORATION OF INFORMATION WE FILE WITH THE
SECURITIES AND EXCHANGE COMMISSION
      The Securities and Exchange Commission allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of the prospectus;

•	we can disclose important information to you by referring you to those documents; and

•	information that we file with the Securities and Exchange Commission will automatically update and supersede this incorporated information.
      We incorporate by reference the documents listed below which were filed with the Securities and Exchange Commission under the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2004;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•	our Current Reports on Form 8-K filed on April 13, 2005, May 9, 2005, May 17, 2005, May 19, 2005 and May 24, 2005.

      We also incorporate by reference each of the following documents that we will file with the Securities and Exchange Commission after the date of this prospectus until this offering is completed and also documents we file after the date of this initial registration statement and before effectiveness of the registration statement:

•	reports filed under Sections 13(a) and (c) of the Exchange Act; and

•	any reports filed under Section 15(d) of the Exchange Act.
      You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.
      You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address:
          Sierra Pacific Resources
          Attention: Manager of Finance and Treasury
          P.O. Box 30150
          6100 Neil Road
          Reno, Nevada 89520
          Telephone: (775) 834-5643
FORWARD-LOOKING STATEMENTS
      This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Exchange Act, which represent our expectations or beliefs concerning future events. When used in this prospectus, the words “expects,” “plans,” “anticipates,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements in this prospectus are based upon information available to us on the date of this prospectus. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our expectations. Additional information concerning these and other factors is contained in our Securities and Exchange Commission filings, including but not limited to our Forms 10-K, 10-Q and 8-K, which are incorporated by reference into this prospectus and which we urge you to read.

SIERRA PACIFIC RESOURCES
      We engage primarily in the power and energy businesses through several regulated subsidiaries. We completed a merger with Nevada Power Company (“NPC”) in July 1999, combining the two largest regulated electric utility companies in the state of Nevada. Today, we serve approximately 95% of Nevada residents, providing electricity and/or gas to approximately 1.2 million customers in service territories that cover northern and southern Nevada and the Lake Tahoe region of California. In addition to NPC and Sierra Pacific Power Company (“SPPC”), we also operate several non-regulated businesses.
Our Subsidiaries
      Nevada Power Company, our wholly owned subsidiary, is a public utility engaged in the distribution, transmission, generation and sale of electric energy to approximately 738,000 customers in southern Nevada. NPC has a total generating capacity of 1,740 MW of coal and natural gas/oil fired generating plants and serves customers in the communities of Las Vegas, North Las Vegas, Henderson, Searchlight, Laughlin and adjoining areas, including Nellis Air Force Base. Service is also provided to the Department of Energy’s Nevada Test Site in Nye County.
      Sierra Pacific Power Company, our wholly owned subsidiary is a public utility primarily engaged in the distribution, transmission, generation and sale of electric energy and natural gas in Nevada. SPPC has a total generating capacity of 1,057 MW of coal and natural gas/oil fired generating plants and provides electricity to approximately 342,600 customers in a 50,000 square mile service area in western, central and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides natural gas service in Nevada to approximately 134,800 customers in the cities of Reno and Sparks and the surrounding areas.
      Tuscarora Gas Pipeline Company is a joint venture partner with TransCanada Pipelines Ltd. in the operation of a 229 mile natural gas pipeline regulated by the Federal Energy Regulatory Commission (“FERC”) that serves Reno, northern Nevada and northeastern California.
      We also operate non-utility businesses which, collectively, do not comprise a material amount of our total revenues or total assets.

      We are incorporated in Nevada. Our principal executive offices are located at 6100 Neil Road, Reno, Nevada 89520 and our telephone number is 775-834-4011.

      In this prospectus, “Sierra Pacific,” “we,” “us,” and “our” refer specifically to Sierra Pacific Resources, the holding company. NPC and SPPC are referred to collectively in this prospectus as the “Utilities.”
Dividends from Subsidiaries
      Since we are a holding company, substantially all of our cash flow is provided by dividends paid to us by NPC and SPPC on their common stock, all of which is owned by us. Since NPC and SPPC are public utilities, they are subject to regulation by state utility commissions, which may impose limits on investment returns or otherwise impact the amount of dividends that the Utilities may declare and pay, and to a federal statutory limitation on the payment of dividends. In addition, certain agreements entered into by the Utilities set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. The specific restrictions on dividends contained in agreements to which NPC and SPPC are party, as well as specific regulatory limitations on dividends, are summarized below.

Dividend Restrictions Applicable to Nevada Power Company

•	NPC’s Indenture of Mortgage, dated as of October 1, 1953, between NPC and Deutsche Bank Trust Company Americas, as trustee (the “First Mortgage Indenture”), limits the cumulative amount of dividends and other distributions that NPC may pay on its capital stock. In February 2004, NPC amended this restriction in its First Mortgage Indenture to:

—	change the starting point for the measurement of cumulative net earnings available for the payment of dividends on NPC’s capital stock from March 31, 1953 to July 28, 1999 (the date of NPC’s merger with us), and

—	permit NPC to include in its calculation of proceeds available for dividends and other distributions the capital contributions made to NPC by us.

As amended, NPC’s First Mortgage Indenture dividend restriction is not expected to materially limit the amount of dividends that NPC may pay to us in the foreseeable future.

•	NPC’s 10 7/8% General and Refunding Mortgage Notes, Series E, due 2009, which were issued on October 29, 2002, NPC’s 9% General and Refunding Mortgage Notes, Series G, due 2013, which were issued on August 18, 2003, NPC’s General and Refunding Mortgage Bond, Series H, which was issued on December 4, 2003, NPC’s 6.5% General and Refunding Mortgage Notes, Series I, which were issued on April 7, 2004, NPC’s 5 7/8% General and Refunding Mortgage Notes, Series L, which were issued on November 16, 2004 and NPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that NPC may make to us. However, that limitation does not apply to payments by NPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our Premium Income Equity Securities (“PIES”)) provided that:

•	those payments do not exceed $60 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to NPC, and

•	the ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters preceding the date of payment is at least 1.75 to 1.

The terms of the various series of Notes, the Bond and the Revolving Credit Agreement also permit NPC to make payments to us in excess of the amounts payable discussed above, in an aggregate amount not to exceed:

•	under the Series E Notes, $15 million from the date of the issuance of the Series E Notes, and

•	under the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes and the Revolving Credit Agreement, $25 million from the date of the issuance of the Series G Notes, the Series H Bond, the Series I Notes, the Series L Notes and the establishment of the Revolving Credit Agreement, respectively.

In addition, NPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E, G, I and L Notes, the Series H Bond or the Revolving Credit Agreement, respectively,

•	NPC has a ratio of consolidated cash flow to fixed charges for NPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

—	the sum of 50% of NPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from date of issuance of the applicable Series of Notes, the Bond or the establishment of the Revolving Credit Agreement,

—	100% of NPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of NPC, plus

—	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

—	the fair market value of NPC’s investment in certain subsidiaries.

If NPC’s Series E Notes, Series G Notes, Series I Notes, Series L Notes or Series H Bond are upgraded to investment grade by both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Group, Inc. (“S&P”), these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or the Bond remains investment grade.

•	The terms of NPC’s preferred trust securities provide that no dividends may be paid on NPC’s common stock if NPC has elected to defer payments on the junior subordinated debentures issued in conjunction with the preferred trust securities. At this time, NPC has not elected to defer payments on the junior subordinated debentures.

Dividend Restrictions Applicable to Sierra Pacific Power Company

•	SPPC’s General and Refunding Mortgage Bond, Series E, which was issued on December 4, 2003, SPPC’s 6 1/4% General and Refunding Mortgage Notes, Series H, due 2012, which were issued on April 16, 2004 and SPPC’s Revolving Credit Agreement, which was established on October 22, 2004, limit the amount of payments in respect of common stock that SPPC may pay to us. However, that limitation does not apply to payments by SPPC to enable us to pay our reasonable fees and expenses (including, but not limited to, interest on our indebtedness and payment obligations on account of our PIES) provided that:

•	those payments do not exceed $50 million for any one calendar year,

•	those payments comply with any regulatory restrictions then applicable to SPPC, and

•	the ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the date of payment is at least 1.75 to 1.

The terms of the Series E Bond, the Series H Notes and the Revolving Credit Agreement also permit SPPC to make payments to us in excess of the amounts payable discussed above in an aggregate amount not to exceed $25 million from the date of the issuance of the Series E Bond, the issuance of the Series H Notes and the establishment of the Revolving Credit Agreement, respectively.

In addition, SPPC may make payments to us in excess of the amounts described above so long as, at the time of payment and after giving effect to the payment:

•	there are no defaults or events of default with respect to the Series E Bond, the Series H Notes or the Revolving Credit Agreement,

•	SPPC has a ratio of consolidated cash flow to fixed charges for SPPC’s most recently ended four full fiscal quarters immediately preceding the payment date of at least 2 to 1, and

•	the total amount of such dividends is less than:

•	the sum of 50% of SPPC’s consolidated net income measured on a quarterly basis cumulative of all quarters from the date of issuance of the Series E Bond, Series H Notes or the establishment of the Revolving Credit Agreement, respectively, plus

•	100% of SPPC’s aggregate net cash proceeds from contributions to its common equity capital or the issuance or sale of certain equity or convertible debt securities of SPPC, plus

•	the lesser of cash return of capital or the initial amount of certain restricted investments, plus

•	the fair market value of SPPC’s investment in certain subsidiaries.

If SPPC’s Series E Bond or the Series H Notes are upgraded to investment grade by both Moody’s and S&P, these restrictions will be suspended and will no longer be in effect so long as the applicable series of Notes or Bond remains investment grade.

•	SPPC’s Articles of Incorporation contain restrictions on the payment of dividends on SPPC’s common stock in the event of a default in the payment of dividends on SPPC’s preferred stock. SPPC’s Articles also prohibit SPPC from declaring or paying any dividends on any shares of common stock (other than dividends payable in shares of common stock), or making any other distribution on any shares of common stock or any expenditures for the purchase, redemption or other retirement for a consideration of shares of common stock (other than in exchange for or from the proceeds of the sale of common stock) except from the net income of SPPC, and its predecessor, available for dividends on common stock accumulated subsequent to December 31, 1955, less preferred stock dividends, plus the sum of $500,000. At the present time, SPPC believes that these restrictions do not materially limit its ability to pay dividends and/or to purchase or redeem shares of its common stock.

Dividend Restrictions Applicable to Both Utilities

•	On March 31, 2004, the Public Utilities Commission of Nevada (“PUCN”) issued an order in connection with its authorization of the issuance of long-term debt securities by NPC. On April 8, 2004, the PUCN issued an order in connection with its authorization of the issuance of long-term debt securities by SPPC. These PUCN orders, for NPC Docket 04-1014 and for SPPC Docket 03-12030, permit NPC and SPPC to annually dividend an aggregate of either our actual cash requirements for debt service, or $70 million, whichever is less. These orders, in conjunction with earlier PUCN orders on this issue, also provide that the dividend limitation may be reviewed in a subsequent application to grant short-term debt authority and that, in the event that circumstances change in the interim, either NPC or SPPC may petition the PUCN to review the dollar limitation.

•	The Utilities are subject to the provision of the Federal Power Act, as applied to their particular circumstances, that states that dividends cannot be paid out of funds that are properly included in their capital account. Although the meaning of this provision is unclear, the Utilities believe that the Federal Power Act restriction, as applied to their particular circumstances, would not be construed or applied by the FERC to prohibit the payment of dividends for lawful and legitimate business purposes from current year earnings, or in the absence of current year earnings, from other/additional paid-in capital accounts. If, however, the FERC were to interpret this provision differently, the ability of the Utilities to pay dividends to us could be jeopardized.

•	On November 6, 2003, the Bankruptcy Court (for the Southern District of New York) issued an order staying execution pending appeal of the September 26, 2003 judgment entered in favor of Enron Power Marketing Inc. (“Enron”) against the Utilities. One of the conditions of the stay order is that the Utilities cannot pay dividends to us other than for our current operating expenses and debt payment obligations. Although the judgment has been reversed by the U.S. District Court of the Southern District of New York, this limitation will remain in place pursuant to the terms of a stipulation agreement among the Utilities and Enron.
      Assuming that NPC and SPPC meet the requirements to pay dividends under the Federal Power Act and that any dividends paid to us are for our debt service obligations and current operating expenses, the most restrictive of the dividend restrictions applicable to the Utilities individually can be found for NPC, in NPC’s Series E Notes and, for SPPC, in SPPC’s Series H Notes, Series E Bond and its Revolving Credit Agreement. Under these restrictions, NPC or SPPC, as the case may be, must meet a coverage ratio of at least 1.75:1 over the prior four fiscal quarters as a condition to their payment of dividends. Although each Utility currently meets these tests, a significant loss by either Utility could cause that Utility to be precluded from paying dividends to us until such time as that Utility again meets the coverage test. The dividend restriction in the PUCN order may be more restrictive than the individual dividend restrictions if dividends are paid from both Utilities because the PUCN dividend restriction of either our actual cash requirement for debt service or $70 million, whichever is less, may be less than the aggregate amount of the Utilities’ individual dividend restrictions. In 2004, we received approximately $45 million in dividends from the Utilities to meet our debt service obligations. During the three months ended March 31, 2005, we received approximately $19.9 million in dividends from the Utilities.
USE OF PROCEEDS
      We intend to use the proceeds from the issuance of these securities for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. General corporate purposes may include financing the activities and capital expenditures of our subsidiaries, financing our assets and those of our subsidiaries and refinancing our existing borrowings and the existing borrowings of our subsidiaries. The securities offered pursuant to this prospectus may include senior notes that are being remarketed that are a component of our Premium Income Equity Securities (“PIES”) as well as other senior notes that are being remarketed in accordance with the terms of the PIES. The proceeds of the remarketing of senior notes that are a component of the PIES will be used to purchase a portfolio of U.S. Treasury securities (to satisfy certain stock purchase contract obligations of the holders of our PIES) and to pay certain fees in connection with the remarketing. The proceeds of the remarketing of senior notes that are not a component of the PIES will be delivered to the holders of those senior notes after deducting certain fees in connection with the remarketing.
      The specific allocations of the proceeds we receive from the sale of our securities will be described in the applicable prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

						Three months
	Year Ended December 31,					Ended March 31,

	2000	2001	2002	2003	2004	2004	2005

	(Dollars in thousands)
Ratio of Earnings to Fixed Charges(1)(2)	—	1.17X	—	—	1.12X	—	—

(1)	For the purpose of calculating the ratio of earnings to fixed charges, “Fixed Charges” represent the aggregate of interest charges on short-term and long-term debt, allowance for borrowed funds used during construction and capitalized interest, the portion of rental expense deemed to be attributable to interest, and the pre-tax preferred stock dividend requirement of SPPC. “Earnings” represent pre-tax income (or loss) from continuing operations before the pre-tax preferred stock dividend requirement of SPPC, fixed charges and capitalized interest.

(2)	For the years ended December 31, 2000, 2002 and 2003, earnings were insufficient to cover fixed charges by $91,474, $467,440 and $160,343, respectively. For the three months ended March 31, 2004 and 2005, earnings were insufficient to cover fixed charges by $67,652 and $19,180, respectively.

DESCRIPTION OF THE DEBT SECURITIES
General
      From time to time we may issue debt securities in one or more series of senior debt securities (“debt securities”). Below is a description of the general terms of the debt securities. The particular terms of a series of debt securities will be described in a prospectus supplement.
      Debt securities will be issued under an indenture, as supplemented from time to time (the “indenture”), between us and The Bank of New York, as trustee (the “indenture trustee”). The indenture will be subject to and governed by the Trust Indenture Act of 1939. The Bank of New York also acts as trustee under the general and refunding mortgage indentures of SPPC and NPC.
      The indenture does not limit the amount of debt securities that we may issue, nor does it limit us or our subsidiaries from issuing any other unsecured debt. The debt securities will rank equally with all of our unsecured and unsubordinated debt. As a holding company, our cash flows and our ability to service our debt are dependent on the cash flows of our subsidiaries. Our subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due under the debt securities. In addition, our two largest subsidiaries, NPC and SPPC, are subject to regulation by state utility commissions, which may impose limitations on investment returns or otherwise impact the amount of dividends which may be declared and paid by those companies, and to a federal statutory limitation on the payment of dividends. Moreover, the articles of incorporation of SPPC contain restrictions on the payment of dividends on that subsidiary’s common stock. Similarly, certain agreements entered into by NPC and SPPC set restrictions on the amount of dividends they may declare and pay and restrict the circumstances under which such dividends may be declared and paid. For a more detailed description of the dividend restrictions applicable to our subsidiaries, see “Sierra Pacific Resources — Dividends from Subsidiaries” above. As a result of these factors, the debt securities will be effectively subordinated to all indebtedness and other liabilities of our subsidiaries.
Terms of the Debt Securities
      Each prospectus supplement will describe the terms of a series of debt securities, including:

•	the title and series designation;

•	the aggregate principal amount and authorized denominations of the debt securities;

•	the percentage of principal amount at which the debt securities will be issued;

•	the stated maturity date;

•	any fixed or variable interest rates or rates per annum or the method or procedure for determining the interest rates;

•	the times at which any interest will be payable, the date or dates from which interest will accrue and the regular record dates for interest payments or the method for determining those dates;

•	the principal amount payable, whether at maturity or upon earlier acceleration, and whether the principal amount will be determined with reference to an index, formula or other method;

•	whether the debt securities are denominated or payable in United States dollars;

•	any sinking fund requirements;

•	any terms under which we can redeem the debt securities;

•	any terms for repayment of principal amount at the option of the holder;

•	whether and under what circumstances we will pay additional amounts (“Additional Amounts”) under any debt securities to a person who is not a U.S. person for specified taxes, assessments or other governmental charges and whether we have the option to redeem the affected debt securities rather than pay any Additional Amounts;

•	the form in which we will issue the debt securities, whether registered, bearer or both, and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of the debt securities in either form;

•	whether the debt securities will be issued in global form, and any terms and conditions under which the debt securities in global form may be exchanged for definitive debt securities;

•	the defeasance provisions, if any, that apply to the debt securities (other than those described herein);

•	the person to whom any interest on a registered security is payable, if that person is not the registered owner of the debt securities, or the manner in which any interest is payable on a bearer security if other than upon presentation of the coupons pertaining thereto, as the case may be;

•	any events of default or covenants not contained in the indenture; and

•	any other specific terms of the debt securities which are not inconsistent with the provisions of the indenture.
      Prospective purchasers of debt securities should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations, if applicable.
      The provisions of the indenture permit us, without the consent of holders of any debt securities, to issue additional debt securities with terms different from those of debt securities previously issued and to reopen a previous series of debt securities and issue additional debt securities of that series.
      We will pay or deliver principal and any premium, Additional Amounts, and interest in the manner, at the places and subject to the restrictions described in the indenture, the debt securities and the applicable prospectus supplement.

Consolidation, Merger or Sale
      The indenture permits us to merge or consolidate, sell, lease, for a term extending beyond the last stated maturity of debt securities outstanding under the indenture, or convey, transfer or otherwise dispose of all or substantially all of our assets, if the following conditions are satisfied:

•	any successor or acquiror assumes all of our obligations under the indenture and the debt securities;

•	the successor or acquiror is a corporation organized and existing under the laws of any U.S. state; and

•	the successor or acquiror shall not, immediately after such transaction, be in default in the performance of any covenant or condition with respect to the indenture or the debt securities.
      The indenture does not prevent or restrict any of the following:

•	consolidation or merger, where after the consummation of which, we would be the surviving entity, or any conveyance or transfer or lease of any part of our properties which does not constitute the entirety or substantially the entirety of these properties; or

•	our approval or our consent to, any consolidation or merger to which any “restricted subsidiary” or any other of our subsidiaries or affiliates, may be a party, or any conveyance, transfer or lease by any of our subsidiaries or affiliates of any of their assets.
      The term “restricted subsidiary” is defined in the indenture as any of our operating subsidiaries that account for 10% or more of our consolidated revenues and/or assets.
Modification of Indenture; Waiver
      The indenture may be modified or amended by us and the trustee, without notice to or the consent of any holders, with respect to certain matters contained in the indenture including:

•	curing any ambiguity or correcting any inconsistency in the indenture;

•	providing for uncertificated debt securities;

•	establishing the form or terms of debt securities of any series;

•	evidencing and providing for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series;

•	making any other provisions that do not adversely affect the rights of any holder of a debt security; or

•	making any other changes or modifications provided that the rights of the holders of any debt securities created prior to such changes and modifications are not affected.
      In addition, under the indenture, we and the trustee may change the rights of holders of a series of debt securities with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series. However, the following changes may be made only with the consent of each holder of any outstanding debt securities affected:

•	changing the stated maturity of those debt securities;

•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing the amount of or extending the time of payment for any premium payable upon redemption of any securities;

•	changing the place or currency of any payment of principal or interest;

•	impairing the right to bring a suit for the enforcement of any payment on or with respect to those debt securities;

•	modifying or affecting the terms and conditions of our obligations under the indenture in any manner adverse to the holders of debt securities;

•	waiving a default in the payment of the principal of or interest or Additional Amounts, if any, on any debt security; and

•	modifying any of the foregoing requirements, reducing the percentage of holders of debt securities required to consent to any amendment or waiver of any covenant or past default or reducing the requirements for establishing a quorum or voting.
      The holders of at least a majority in principal amount of the outstanding debt securities of any series may, with respect to that series, waive past defaults under the indenture and waive our compliance with the provisions of the indenture, except as described under “— Events of Default.”
Events of Default
      Each of the following will be an Event of Default with respect to each series of debt securities issued under the indenture:

•	default in the payment of any principal or premium, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the payment of interest or Additional Amounts and the continuance of that default for a period of 30 days;

•	default with respect to any obligation to make payments to a sinking fund, when due (except when the failure to make payment when due results from mistake, oversight or transfer difficulties and does not continue for more than three business days);

•	default in the performance or breach of any other covenant or warranty contained in the indenture or in the debt securities with respect to that series and continuance of the default for a period of 60 days after written notice as provided in the indenture;

•	specified events of bankruptcy, insolvency or reorganization of us which, in the case of a decree or order for relief in an involuntary case, appointment of a receiver, liquidator or similar official or winding up or liquidation of us, remain unstayed and in effect for a period of 60 consecutive days; or

•	any other Event of Default provided in the applicable prospectus supplement.
      If an Event of Default with respect to debt securities of any series occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare all amounts due and payable or deliverable immediately. Holders of a majority in principal amount of the outstanding debt securities of an affected series may rescind and annul a declaration of acceleration if we deposit with the trustee enough money to cover overdue amounts on the outstanding debt securities other than the amounts that would be due as a result of the acceleration.
      Holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any past default or event of default of that series, except defaults or events of default regarding covenants that cannot be modified or amended without the consent of each holder of any outstanding debt securities affected (see “— Modification of Indenture; Waiver” above).
      Holders of debt securities may not enforce the indenture or the relevant debt securities except as set forth in the indenture. The trustee under the indenture may refuse to enforce the indenture on the applicable debt securities unless it receives indemnification satisfactory to it. Subject to limitations contained in the indenture, holders of a majority in principal amount of debt securities issued under the indenture may direct the trustee in its exercise of any power granted to it under the indenture.

      Notwithstanding any other provision in the indenture (including remedies which are subject to conditions precedent), each holder of debt securities will have the right, which is absolute and unconditional, to receive payment of the principal of and premium, if any, and interest, if any, on the holder’s debt securities, when due and to institute suit for the enforcement of payment. Such rights may not be impaired or affected without the consent of such holder.
Limitations upon Liens on Stock of Restricted Subsidiaries
      We will not, nor will we permit any “restricted subsidiary” to, create, issue, assume, guarantee or permit to exist any indebtedness for borrowed money secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any restricted subsidiary without effectively providing that the debt securities shall be secured equally and ratably with the indebtedness.
      The term “restricted subsidiary” is defined in the indenture as any of our operating subsidiaries that account for 10% or more of our consolidated revenues and/or assets.
Limitations on the Issuance or Disposition of Stock of Restricted Subsidiaries
      We will not, nor will we permit any restricted subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any “capital stock” (other than nonvoting preferred stock) of any restricted subsidiary, except for:

•	the purpose of qualifying directors;

•	sales or other dispositions to us or one or more restricted subsidiaries;

•	the disposition of all or any part of the capital stock of any restricted subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by our board of directors (acting in good faith); or

•	an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of us or any restricted subsidiary.
      The term “capital stock” is defined in the indenture as any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in corporate stock.
Defeasance
      The indenture provides us with the option to discharge us from (a) all obligations of the debt securities of a series (except for administrative obligations) or (b) compliance with the covenants of the indenture with respect to such series. To exercise either option we must irrevocably deposit in trust with the indenture trustee money or obligations of, or guaranteed by, the United States sufficient to pay all of the principal of (including any mandatory redemption payments), premium, Additional Amounts and interest on the debt securities on the dates the payments are due. To exercise either option, we are required to deliver to the indenture trustee an opinion of tax counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the tax opinion must be based on a ruling of the Internal Revenue Service.
Form, Registration, Transfer and Exchange
      Each series of debt securities will be issued in fully registered form without coupons or in bearer form with or without coupons. Unless the applicable prospectus supplement provides otherwise, registered debt securities will be issued in denominations of $1,000 or integral multiples thereof and debt securities issued in bearer form will be issued in the denomination of $5,000. The indenture provides that debt securities may be issued in global form. If any series of debt securities is issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in any of those global debt securities may exchange their interests for debt securities of that series and of like tenor and principal amount in any authorized form and denomination.
      Holders may present debt securities for exchange, and registered debt securities for transfer, in the manner, at the places and subject to the restrictions set forth in the indenture, the debt securities and the applicable prospectus supplement. Holders may transfer debt securities in bearer form and the coupons, if any, appertaining to the debt securities will be transferable by delivery. There will be no service charge for any registration of transfer of registered debt securities or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charges that may be imposed in connection with any registration of transfer or exchange. Bearer securities will not be issued in exchange for registered securities.
      In the event of any redemption of debt securities of any series, we will not be required to

•	issue, register the transfer of or exchange debt securities of that series during a period of 15 days next preceding the mailing of a notice of redemption of securities of the series to be redeemed;

•	register the transfer of or exchange any registered debt security called or being called for redemption, except the unredeemed portion of any registered debt security being redeemed in part; or

•	exchange any bearer security called for redemption except, to the extent provided with respect to any series of debt securities and referred to in the applicable prospectus supplement, to exchange the bearer security for a registered debt security of like tenor and principal amount that is immediately surrendered for redemption.
Global Securities
      The debt securities of each series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a depositary, which will be named in an applicable prospectus supplement. A global security may be issued in either registered or bearer form and in either temporary or definitive form. A global debt security may not be transferred, except as a whole, among the depositary for such debt security and/or its nominees and/or successors. If any debt securities of a series are issuable as global securities, the applicable prospectus supplement will describe any circumstances when beneficial owners of interests in any global security may exchange those interests for definitive debt securities of like tenor and principal amount in any authorized form and denomination and the manner of payment of principal and interest on any global debt security.
Payment and Paying Agents
      Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any debt securities (other than bearer securities) on any interest payment date will be made to the person in whose name the debt securities are registered.
      Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium, Additional Amounts and interest on the debt securities (other than bearer securities) of a particular series will be payable at the office of the paying agents designated by us. Unless otherwise indicated in the prospectus supplement, the principal corporate trust office of the trustee in The City of New York will be designated as sole paying agent for payments with respect to debt securities of each series.
      All moneys paid by us to a paying agent or the trustee for the payment of the principal, premium additional amounts or interest on a debt security which remains unclaimed at the end of one year will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.
Governing Law
      The indenture and debt securities will be governed by and construed under the laws of the State of New York, without regard to conflicts of laws principles thereof.

PLAN OF DISTRIBUTION
      We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to agents;

•	through agents to the public or to institutional investors; or

•	if indicated in the prospectus supplement, pursuant to delayed delivery contracts, by remarketing firms or by other means.
      We may distribute the debt securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.
      The prospectus supplements will set forth the terms of the offering of each series of securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us, as the case may be, from the sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed.
      If underwriters are utilized in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market or varying prices determined at the time of sale.
      Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the series of securities, if any are purchased. Any agents utilized in the transaction will be acting on a reasonable efforts basis for the period of its appointment unless otherwise provided in a prospectus supplement.
      If a dealer is utilized in the sale of securities, we will sell the securities to the dealer, as principal, unless otherwise provided in a prospectus supplement. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.
      If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to contracts providing for payment and delivery on future dates. Such contracts will be subject to only those conditions set forth in the applicable prospectus supplement.
      The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.
      Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing agreement upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”) acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement.

      Underwriters, agents, dealers and remarketing firms may be entitled under agreements entered into with us to indemnification by us against civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof. Underwriters, agents, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for us and our subsidiaries and affiliates in the ordinary course of business.
      Each series of securities will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange.
LEGAL OPINIONS
      Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for Sierra Pacific by Choate, Hall & Stewart LLP, Boston, Massachusetts, counsel to Sierra Pacific. Matters of Nevada law will be passed upon for Sierra Pacific by Woodburn and Wedge, Reno, Nevada. Unless otherwise indicated in the applicable prospectus supplement, legal matters in connection with the offered securities will be passed upon for the underwriter(s), dealer(s) or agent(s) by Dewey Ballantine LLP, New York, New York.
EXPERTS
      The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedules and include explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 142 and Emerging Issue Task Force Issue No. 03-6, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$275,000,000
DEBT SECURITIES
OF
SIERRA PACIFIC RESOURCES

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution
      The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the offering described in this Registration Statement.

Securities and Exchange Commission Registration Fee	$32,368
Blue sky fees and expenses (including legal fees)	$20,000	*
Legal fees and expenses	$150,000	*
Indenture trustee’s fees and expenses	$14,000	*
Accounting fees and expenses	$50,000	*
Printing and engraving expenses	$10,000	*
Miscellaneous	$26,000	*

Total Expenses	$302,368	*

*	Estimated

Item 15.	Indemnification of Directors and Officers
      The Nevada Revised Statutes provide that a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The Articles of Incorporation or an amendment thereto may, however, provide for greater individual liability. Furthermore, directors may be jointly and severally liable for the payment of certain distributions in violation of Chapter 78 of the Nevada Revised Statutes.
      The Company’s Articles of Incorporation and By-laws provide in substance that no director, officer, employee, fiduciary or authorized representative of the Company shall be personally liable for monetary damages as such for any action taken, or any failure to take any action, as a director, officer or other representative capacity to the fullest extent that the laws of the State of Nevada permit elimination or limitation of the liability of directors and officers.
      The Nevada Revised Statutes also provide that under certain circumstances, a corporation may indemnify any person for amounts incurred in connection with a pending, threatened or completed action, suit or proceeding in which he is, or is threatened to be made, a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, a corporation may indemnify a director, officer, employee or agent with respect to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, if such person (a) is not liable for a breach of fiduciary duty involving intentional misconduct, fraud or a knowing violation of law or such greater standard imposed by the corporation’s articles of incorporation; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, however, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court to be liable to the corporation or for amounts paid in settlement to the corporation, unless the court determines that the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.
      The Company’s By-laws provide in substance that every director and officer of the Company shall be entitled to indemnification against reasonable expense and any liability incurred in connection with the defense of any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the Company or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a director or officer of the Company or by reason of the fact that such person is or was serving at the request of Sierra Pacific as a director, officer, employee, fiduciary or other representative of the Company or another corporation, partnership, joint venture, trust, employee benefit plan or other entity, except to the extent prohibited by law.
      The Company has purchased insurance coverage under a policy insuring its directors and officers against certain liabilities which they may incur in their capacity as such.
      See “Item 17. Undertakings” for a description of the Securities and Exchange Commission’s position regarding such indemnification provisions.

Item 16.	Exhibits
      See Index to Exhibits preceding the Exhibits included as part of this Registration Statement.
Item 17.     Undertakings
      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on May 24, 2005.

SIERRA PACIFIC RESOURCES

By	/s/ Michael W. Yackira

Michael W. Yackira

Corporate Executive Vice President and Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

* Walter M. Higgins III	Director and Chief Executive Officer	May 24, 2005

/s/ Michael W. Yackira Michael W. Yackira	Corporate Executive Vice President and Chief Financial Officer	May 24, 2005

* John E. Brown	Controller	May 24, 2005

Joseph B. Anderson, Jr.	Director

* Mary Lee Coleman	Director	May 24, 2005

* Krestine M. Corbin	Director	May 24, 2005

* Theodore J. Day	Director	May 24, 2005

* James R. Donnelley	Director	May 24, 2005

* Jerry E. Herbst	Director	May 24, 2005

* John F. O’Reilly	Director	May 24, 2005

Signature		Title	Date

* Philip G. Satre		Director	May 24, 2005

* Clyde T. Turner		Director	May 24, 2005

*By:	/s/ Michael W. Yackira Michael W. Yackira Attorney-in-Fact

EXHIBIT INDEX

Exhibit
No.		Description

3	.1†	Restated Articles of Incorporation (previously filed as Exhibit 3(A) to Form 10-K for the year ended December 31, 1999)
3	.2†	By-Laws (previously filed as Exhibit 3.1 to Form 8-K dated May 9, 2005)
4	.1†	Amended and Restated Rights Agreement dated as of February 28, 2001 between Sierra Pacific Resources and Wells Fargo Bank Minnesota, N.A., as successor Rights Agent (filed as Exhibit 4.1 to Registration Statement on Form S-3 filed July 2, 2001, File No. 333-64438)
4	.2†	Indenture between Sierra Pacific and The Bank of New York, as Trustee (filed as Exhibit 4.1 to Form 8-K dated May 22, 2000)
4	.3*	Form of Senior Note
5.1		Opinion of Choate, Hall & Stewart LLP
5.2		Opinion of Woodburn and Wedge
8	.1*	Opinion of tax counsel
12.1		Statement regarding computation of Ratios of Earnings to Fixed Charges
23.1		Consent of Deloitte & Touche LLP
23.2		Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)
23.3		Consent of Woodburn and Wedge (included in Exhibit 5.2)
23	.4*	Consent of tax counsel (included in Exhibit 8.1)
24	.1†	Powers of Attorney (included in signature page)
25.1		Statement of Eligibility of Trustee on Form T-1 of The Bank of New York

†	Previously filed

*	To be filed by amendment or subsequent Form 8-K